99.2(k)(3) Exhibit

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”) is made this 1st day of July, 2026 by and between Bluerock Private Real Estate Fund (the “Trust” or the “Fund”) and Bluerock Fund Advisor, LLC (the “Adviser”).

WHEREAS, The Trust is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended.

WHEREAS, The Trust and the Adviser are parties to the Investment Management Agreement dated August 19, 2012 (the “Management Agreement”) pursuant to which the Adviser provides investment advisory services to the Trust.

WHEREAS, The Trust seeks to engage the Adviser to provide certain administrative services, which are distinct from and in addition to those provided by the Adviser pursuant to the Management Agreement.

WHEREAS, The terms of the Agreement have been approved by the Board of Trustees of the Trust, including all of the independent Trustees.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	SERVICES TO BE PROVIDED

Subject to the supervision of the Board of Trustees, the Adviser will provide the following administrative services to the Fund:

•
Accounting Services: Property-level accounting, consolidation into Fund financial statements, preparation and oversight of GAAP financial reporting for subsidiary entities, and coordination of financial reporting across lower-tier structures.

•
REIT Qualification Monitoring: Ongoing quarterly testing and monitoring of REIT income, asset, and distribution requirements to maintain REIT status, separate from and in addition to annual tax filing and compliance activities.

•
Tax Services: Tax compliance and reporting for the REIT subsidiary and lower-tier entities, including preparation of real estate-specific tax calculations, Schedule K-1 reporting, and management of TRS activities.

•
Subsidiary and Entity Governance: Corporate maintenance, board and officer administration, and books and records management for the REIT subsidiary, operating partnerships, and other lower-tier holding entities.

•	Joint Venture Administration: Management of joint venture reporting, partner distribution calculations, JV governance obligations, and coordination with co-investment partners at the property level.

•	Property Operations Coordination: Coordination with third-party property managers and service providers, including budget, reporting and operational-information oversight.

•	Property-Level Debt Administration: Monitoring of mortgage and loan covenant compliance, debt-service schedules, lender-reporting obligations and related documentation and coordination.

•	Legal/Compliance: Coordination of entity, REIT, environmental, zoning and other real-estate-related legal and compliance workstreams with internal and external counsel and service providers.

•
NYSE Listing Compliance: Management of ongoing NYSE Listed Company Manual requirements, including monitoring of ongoing quantitative and qualitative listing standards, completing and filing annual and interim certifications to NYSE, and timely disclosure of press releases and dividend declarations.

•
Secondary Market Support: Ongoing monitoring of market price and trading volume; coordination with designated market maker (DMM) at NYSE to support orderly trading and liquidity; coordination and scheduling of meetings and communications with institutional investors, broker-dealer networks, and sell-side analysts, including related logistical and administrative support.

•
Proxy and Annual Meeting Process: Management of annual shareholder meetings and proxy solicitation, including drafting and filing of proxy statements, addressing SEC comments and coordinating third party proxy solicitors.

•
Exchange Act Reporting and Regulation FD: Enhanced Exchange Act reporting obligations, including preparation and filing of Form 8-K current reports for material events; enhanced Regulation FD compliance procedures.

The Adviser will furnish such reports, evaluations, information or analyses to the Trust as the Board of Trustees may request from time to time or as it may deem to be desirable.

2.	COMPENSATION OF THE ADVISER

For the services to be rendered hereunder, as of the last business day of each month, the Fund will pay the Adviser an Administrative and Accounting Services Fee (the “Fee”) based on the average value of the Fund’s managed assets for such month and paid at an annual rate of 0.20%. Managed assets means the Fund's net assets plus the principal amount of any outstanding borrowings plus the liquidation preference of any outstanding preferred stock. The Fee shall be earned beginning July 1, 2026.

The average value of the daily managed assets of the Fund shall be determined pursuant to the applicable provisions of the Agreement and Declaration of Trust or a resolution of the Board of Trustees, if required. If, pursuant to such provisions, the determination of the Fund’s net assets is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund's net assets may lawfully be determined, on that day. If the determination of the Fund’s net assets has been suspended for a period including such month, the Fee payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

3.	SERVICES NOT EXCLUSIVE

The services provided to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Adviser may render services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with its ability to meet all of its obligations with respect to rendering services to the Fund.

4.	LIMITATION OF LIABILITY OF ADVISER

The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither the Adviser nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the Adviser’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Adviser’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Adviser, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Adviser’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of the Adviser, or one under its control or direction, even though paid by the Adviser.

5.	DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date hereof and shall continue in effect with respect to the Fund until terminated pursuant to the terms of this Agreement.

This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by vote of a majority of the independent Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by the Adviser.

6.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the independent Trustees.

7.	LIMITATION OF LIABILITY TO TRUST PROPERTY

The term “Bluerock Private Real Estate Fund” means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of any share of the Trust, personally, but bind only the trust property of the Trust (and only the property of the Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.

8.	SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

9.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, the Adviser agrees that all records which it maintains for the Trust are the property of the Trust and it agrees to surrender promptly to the Trust such records upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act all records which it maintains for the Trust that are required to be maintained by Rule 31a-1 under the Act.

10.	QUESTIONS OF INTERPRETATION

(a) This Agreement shall be governed by the laws of the State of New York.

(b) For the purpose of this Agreement, the terms “majority of the outstanding voting securities,” and “control” shall have their respective meanings as defined in the Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act.

(c) Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the Securities and Exchange Commission or its staff. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the Securities and Exchange Commission or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

11.	NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at the addresses set forth below, unless notice is provided with respect to a change thereof:

To the Trust – Bluerock Private Real Estate Fund – 919 Third Ave, 40th Floor, New York, NY 10022 – Attn: President.

To the Adviser – Bluerock Fund Advisor – 919 Third Ave, 40th Floor, New York, NY 10022 – Attn: Chief Legal Officer.

12.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.	BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

14.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BLUEROCK PRIVATE REAL ESTATE FUND

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

BLUEROCK FUND ADVISOR, LLC

By:	/s/ Jason Emala
Name:	Jason Emala
Title:	Chief Legal Officer